Exhibit 10.5

Trinity Capital Inc.

retention BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”), dated as of March 14, 2025 (the “Grant Date”), is entered into by and between Trinity Capital Inc. (the “Company”), and Kyle Brown (the “Executive”).

WHEREAS, as of the date hereof, the Executive is employed by and providing services to the Company; and

WHEREAS, in an effort to retain the Executive’s continued service, the Company wishes to enter into this Agreement and provide for the compensation specified herein, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1.                     Retention Bonus.

a.             Retention Bonus. Subject to the conditions set forth in this Agreement, the Executive shall receive lump-sum cash payments equal to $1,880,000 in the aggregate (the “Retention Bonus”). The Retention Bonus will become vested and payable as follows:

i.	Fifty percent (50%) of the Retention Bonus shall vest upon the one (1) year anniversary of the Grant Date, subject to the Executive’s continued employment with the Company or its affiliates through such date. Except as otherwise provided in Section 1(a)(iii), in the event of the Executive’s termination of employment for any reason prior to the one (1) year anniversary of the Grant Date, the Executive shall forfeit the Executive’s right to receive the Retention Bonus.

ii.	The remaining fifty percent (50%) of the Retention Bonus shall vest in four (4) equal quarterly installments of twelve and one-half percent (12.5%) following the one (1) year anniversary of the Grant Date until fully vested, subject to the Executive’s continued employment with the Company or its affiliates through such dates. Except as otherwise provided in Section 1(a)(iii), in the event of the Executive’s termination of employment for any reason following the one (1) year anniversary of the Grant Date but prior to the four (4) year anniversary of the Grant Date, the Executive shall forfeit the Executive’s right to receive the remaining then-unvested portion of the Retention Bonus.

iii.	Notwithstanding anything to the contrary herein, in the event of the Executive’s Qualifying Termination on or after the Grant Date, the Executive shall be entitled to receive the then-unpaid portion of the Retention Bonus, paid in accordance with the schedule set forth in Section 1(b), subject to the Executive’s delivery of an executed (and no longer subject to revocation) general release of claims in favor of the Company and its affiliates within sixty (60) days after the date of the Executive’s termination of employment, on a form reasonably satisfactory to the Company. In the event of the Executive’s termination of employment for any reason other than a Qualifying Termination on or after the Grant Date, the Executive shall forfeit the Executive’s right to receive any then-unvested portion of the Retention Bonus, determined as of the date of such termination of employment.

b.            Timing of Payment. The Retention Bonus (or any portion thereof), to the extent earned, shall be paid to the Executive within thirty (30) days following the applicable vesting date; provided that, in the event of a Qualifying Termination on or after the Grant Date, any then-unpaid portion of the Retention Bonus shall be paid to the Executive within sixty (60) days following the date of such Qualifying Termination, subject to the terms and conditions of Section 1(a)(iii) above.

c.             Qualifying Termination. For purposes of this Agreement, “Qualifying Termination” means the Executive’s termination of employment on or after the Grant Date: (i) by the Company without “cause”, (ii) by the Executive for “good reason” or (iii) as a result of the Executive’s death or “disability”. “Cause”, “good reason” and “disability” shall each have the meaning set forth in that certain Amended & Restated Offer of Employment Letter, by and between the Company and the Executive, dated as of March 14, 2025.

d.            Tax Withholding. Payment of the Retention Bonus hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company (or its successor) or its affiliates is required by any applicable law to deduct and withhold therefrom.

2.                     General.

a.             No Right to Continued Employment. Nothing in this Agreement shall confer upon the Executive any right to continued employment with the Company or its affiliates or to interfere in any way with the right of the Company (or its respective successors) or its affiliates to terminate the Executive’s employment at any time.

b.             Other Benefits. The Retention Bonus is a special incentive payment to the Executive and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

c.             Code Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement are either exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 2(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

d.             Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

e.             Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

f.              Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 2(f), no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company, which assumes in writing, or by operation of law, the obligations of the Company hereunder.

g.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

h.             Entire Agreement; Amendment. This Agreement constitutes the entire agreement by the Executive and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Kyle Brown
Kyle Brown

[Retention Bonus Agreement Signature Page]

TRINITY CAPITAL INC.

By:	/s/ Michael Testa
Name:	Michael Testa
Title:	Chief Financial Officer

[Retention Bonus Agreement Signature Page]